EXHIBIT 99.1

NGL Energy Partners LP Announces Fourth Quarter and Fiscal 2019 Financial Results
and Initiates Fiscal 2020 Guidance

TULSA, Okla.--(BUSINESS WIRE)--May 30, 2019-- NGL Energy Partners LP (NYSE:NGL) (“NGL,” “our,” “we,” or the “Partnership”) today reported net income for the quarter ended March 31, 2019 of $43.2 million, including a $107.9 million gain on the sale of our South Pecos water disposal business, compared to net income for the quarter ended March 31, 2018 of $110.9 million, which included an $89.3 million gain on the sale of a portion of the Partnership’s Retail Propane business. The Partnership reported net income for Fiscal 2019 of $339.4 million, compared to a net loss of $69.6 million in Fiscal 2018.

Highlights for the quarter and fiscal year ended March 31, 2019 include:

•
Adjusted EBITDA for the fourth quarter of Fiscal 2019 was $132.2 million, compared to $91.2 million for the fourth quarter of Fiscal 2018, which excludes $64.7 million in Adjusted EBITDA related to the discontinued operations of the Retail Propane business; Fiscal Year 2019 Adjusted EBITDA totaled $440.4 million, compared to $408.3 million in Fiscal 2018

•	Fiscal 2019 Adjusted EBITDA does not include potential $23.2 million benefit of biodiesel blenders' tax credit pending governmental approval

•	Completed the sale of our South Pecos water disposal business for net proceeds of $228.0 million, all of which were used to reduce outstanding debt by fiscal year-end

•	Redeemed all of our outstanding 5.125% Senior Notes due 2019 in March 2019

•
Growth capital expenditures, including acquisitions and other investments, totaled approximately $234.2 million during the fourth quarter, of which approximately $109.9 million related to investments in our Water Solutions segment, approximately $104.0 million related to our acquisition of a natural gas liquids terminaling business from DCP Midstream, LP (“DCP”) and approximately $16.3 million related to terminals acquired in our Refined Products and Renewables segment

Highlights subsequent to March 31, 2019 include:

•
Issued 1,800,000 of 9.625% Class C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units for net proceeds of $43.1 million and $450 million of 7.500% Senior Unsecured Notes Due 2026 for net proceeds of $441.8 million

•	Redeemed all $240 million of Class A Preferred Units at a total cost of $265.1 million plus accrued and unpaid distributions

•	Entered into a definitive agreement to acquire all of the assets of Mesquite Disposals Unlimited, LLC (“Mesquite”), which is expected to close in July 2019

“During Fiscal 2019, the Partnership successfully executed on its plan to focus on its core midstream assets and strengthen its balance sheet. At March 31, 2019, we reported a compliance Leverage Ratio of 2.6x, a reduction of approximately 1.8x when compared to March 31, 2018, while growing our business and our Adjusted EBITDA. The progress made on the balance sheet in Fiscal 2019 will enable the Partnership to continue to grow through organic growth projects and accretive acquisitions, as represented by our recent announcement of the acquisition of the Mesquite water disposal system. We are excited about the coming year and expect to continue to see strong results in our Crude Oil Logistics, Water Solutions and Liquids businesses,” stated Mike Krimbill, CEO of NGL Energy Partners LP. “We are continuing to evaluate the prospects around our Refined Products business and we will make decisions regarding asset mix that we believe are most beneficial to our unitholders.”

Additionally, the Partnership is initiating its Fiscal 2020 Adjusted EBITDA guidance with a target of $600 million, which assumes:

•	$290-$320 million of Adjusted EBITDA from the Water Solutions segment, which includes nine months of operations from the acquisition of Mesquite

•
$190-$210 million of Adjusted EBITDA from the Crude Oil Logistics segment, driven by increased volumes and margins under minimum volume commitments on Grand Mesa as well as generally increasing margins across other basins in which we operate

•	No significant changes to the combined results of Liquids and Refined Products and Renewables segments from Fiscal 2019 actual results

Quarterly Results of Operations

The following table summarizes operating income (loss) and Adjusted EBITDA by operating segment for the periods indicated:

	Quarter Ended
	March 31, 2019		March 31, 2018
	Operating Income (Loss)	Adjusted EBITDA	Operating Income (Loss)	Adjusted EBITDA
	(in thousands)
Crude Oil Logistics	$29,315	$51,249	$11,072	$31,904
Refined Products and Renewables	(5,736)	16,379	25,993	25,644
Liquids	(37,823)	31,779	11,476	14,957
Water Solutions	113,049	40,084	(14,156)	31,766
Corporate and Other	(16,530)	(6,921)	(23,443)	(13,057)
Discontinued Operations	—	(402)	—	64,707
Total	$82,275	$132,168	$10,942	$155,921

The tables included in this release reconcile operating income (loss) to Adjusted EBITDA, a non-GAAP financial measure, for each of our operating segments.

Crude Oil Logistics

The Partnership’s Crude Oil Logistics segment generated Adjusted EBITDA of $51.2 million during the quarter ended March 31, 2019, compared to Adjusted EBITDA of $31.9 million during the quarter ended March 31, 2018. Results for the fourth quarter of Fiscal 2019 improved compared to the same quarter in Fiscal 2018 primarily due to increased volumes on Grand Mesa Pipeline and improved marketing margins. Financial volumes on Grand Mesa Pipeline averaged approximately 129,000 barrels per day during the quarter ended March 31, 2019, compared to approximately 109,000 barrels per day in the same quarter of the prior year.

Refined Products and Renewables

The Partnership’s Refined Products and Renewables segment generated Adjusted EBITDA of $16.4 million during the quarter ended March 31, 2019, compared to Adjusted EBITDA of $25.6 million during the quarter ended March 31, 2018. During Fiscal 2019, the Partnership incurred certain costs related to the blending of biodiesel with the expectation of earning biodiesel blending tax credits. The blenders' tax credit for calendar years 2018 and 2019 has not yet been passed by Congress and therefore the Partnership has not recognized any of the benefit from the earned credits. Assuming passage of the blenders' tax credit for calendar years 2018 and 2019, the Partnership would recognize approximately $23.2 million in earnings related to tax credits generated in Fiscal 2019. The Partnership has earned and recognized these credits in prior years, including $27.2 million in tax credits recognized in Fiscal 2018.

Refined product barrels sold during the quarter ended March 31, 2019 totaled approximately 56.7 million barrels, an increase of approximately 13.9 million barrels compared to the same period in the prior year due to an increase in bulk sales volumes. Renewable barrels sold during each of the quarters ended March 31, 2019 and March 31, 2018 totaled approximately 1.0 million.

Liquids

The Partnership’s Liquids segment generated Adjusted EBITDA of $31.8 million during the quarter ended March 31, 2019, compared to Adjusted EBITDA of $15.0 million during the quarter ended March 31, 2018. This increase was driven by increased volumes, margins and improved railcar utilization, which was a result of the Partnership’s efforts to right size its railcar fleet and to continue to grow its business. Results for the fourth quarter of Fiscal 2019 also include one month of operations from the acquisition of DCP’s natural gas liquids terminaling business. Total product margin per gallon was $0.054 for the quarter ended March 31, 2019, compared to $0.031 for the quarter ended March 31, 2018.

Propane volumes decreased by approximately 24.9 million gallons, or 5.2%, during the quarter ended March 31, 2019 compared to the quarter ended March 31, 2018. Butane volumes increased by approximately 28.3 million gallons, or 20.8%, during the quarter ended March 31, 2019 compared to the quarter ended March 31, 2018. Other Liquids volumes increased by 22.8 million gallons, or 22.0%, during the quarter ended March 31, 2019 compared to the same period in the prior year. The increase in overall volumes is primarily attributable to an increase in natural gas liquids volumes being transported by railcars due to increased production, our business development efforts, third-party pipeline infrastructure issues and the acquisition of DCP’s natural gas liquids terminaling business.

Water Solutions

The Partnership’s Water Solutions segment generated Adjusted EBITDA of $40.1 million during the quarter ended March 31, 2019, compared to Adjusted EBITDA of $31.8 million during the quarter ended March 31, 2018. The Partnership processed approximately 860,000 barrels of wastewater per day during the quarter ended March 31, 2019, a 13.1% increase when compared to approximately 761,000 barrels of wastewater per day during the quarter ended March 31, 2018. The Partnership completed the sale of its South Pecos water disposal business on February 28, 2019 and the sale of its Bakken assets on November 30, 2018. These assets averaged approximately 160,000 barrels of processed wastewater per day in Fiscal 2019 prior to the sales.

Processed water volumes have increased compared to the same quarter in the prior year as the segment continued to benefit from increased oil and gas production and rig counts. Revenues from recovered hydrocarbons totaled $17.0 million for the quarter ended March 31, 2019, a decrease of $4.5 million from the prior year period. Revenues from recovered hydrocarbons were negatively impacted by lower crude oil prices and a lower percentage of skim oil volumes recovered per wastewater barrel processed. This lower percentage was due primarily to an increase in wastewater transported through pipelines (which contains less oil per barrel of wastewater), as well as operational changes in the DJ Basin.

On May 14, 2019, the Partnership announced it had executed a definitive agreement to acquire all of the assets of Mesquite for $892.5 million. The assets consist of a fully interconnected produced water pipeline transportation and disposal system in Eddy and Lea Counties, New Mexico, and Loving County, Texas. At closing, the Mesquite system will have 35 saltwater disposal wells in total, representing over 1 million barrels per day of disposal capacity expected by the end of calendar year 2019. The majority of volumes on Mesquite’s system are contracted under long-term acreage dedications and minimum volume commitments. Additionally, approximately 95% of the current system volumes are delivered via pipeline. The transaction is expected to close in July 2019 and is included in the Partnership’s Fiscal 2020 guidance.

Corporate and Other

Adjusted EBITDA for Corporate and Other was $(6.9) million during the quarter ended March 31, 2019, compared to $(13.1) million during the quarter ended March 31, 2018. The reduction in costs was due primarily to the sale of our retail propane business and lower legal costs related to certain litigation matters that were resolved or litigated in prior periods.

Capitalization and Liquidity

Total debt outstanding, excluding working capital borrowings, was $1.264 billion at March 31, 2019 compared to $1.710 billion at March 31, 2018, a decrease of $446.1 million. The Partnership’s Leverage Ratio (as defined in our Credit Agreement) is now approximately 2.63x. On March 15, 2019, we redeemed all of our outstanding 5.125% Senior Notes due 2019 using proceeds from our South Pecos sale and borrowings under our revolving credit facility.

Working capital borrowings totaled $896.0 million at March 31, 2019 compared to $969.5 million at March 31, 2018, a decrease of $73.5 million. Total liquidity (cash plus available capacity on our revolving credit facility) was approximately $469.2 million as of March 31, 2019.

Subsequent to March 31, 2019, the Partnership issued 1,800,000 of 9.625% Class C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units for net proceeds of $43.1 million and issued $450 million of 7.500% Senior Unsecured Notes Due 2026 for net proceeds of $441.8 million. Net proceeds from the issuances were used to repay indebtedness under its revolving credit facility, a portion of which was re-borrowed to redeem all $240 million of its Class A Preferred Units at a total cost of $265.1 million, plus accrued and unpaid distributions.

Fiscal 2020 Guidance

For Fiscal 2020, the Partnership expects to generate Adjusted EBITDA in a range for each of its operating segments as follows:

	FY 2020 Adjusted EBITDA Ranges
	Low	High
	(in thousands)
Crude Oil Logistics	$190,000	$210,000
Refined Products and Renewables	$40,000	$60,000
Liquids	$75,000	$90,000
Water Solutions	$290,000	$320,000
Corporate and Other	$(30,000)	$(30,000)

Based on these ranges, management’s Adjusted EBITDA target for the Partnership is $600 million for Fiscal 2020. The Partnership currently expects to invest approximately $1.2 billion to $1.3 billion on acquisitions and growth capital expenditures during Fiscal 2020, which includes approximately $970 million for the acquisition of Mesquite and certain other transactions in the Water Solutions segment that have already closed. The Partnership will continue to target a compliance Leverage Ratio below 3.25x and distribution coverage on common units over 1.3x on a trailing twelve month basis.

Fourth Quarter Conference Call Information

A conference call to discuss NGL’s results of operations is scheduled for 10:00 am Central Time on Thursday, May 30, 2019. Analysts, investors, and other interested parties may access the conference call by dialing (800) 291-4083 and providing access code 7847108. An archived audio replay of the conference call will be available for 7 days beginning at 10:00 am Central Time on May 31, 2019, which can be accessed by dialing (855) 859-2056 and providing access code 7847108.

Non-GAAP Financial Measures

NGL defines EBITDA as net income (loss) attributable to NGL Energy Partners LP, plus interest expense, income tax expense (benefit), and depreciation and amortization expense. NGL defines Adjusted EBITDA as EBITDA excluding net unrealized gains and losses on derivatives, lower of cost or market adjustments, gains and losses on disposal or impairment of assets, gains and losses on early extinguishment of liabilities, equity-based compensation expense, acquisition expense, revaluation of liabilities, certain legal settlements and other. We also include in Adjusted EBITDA certain inventory valuation adjustments related to our Refined Products and Renewables segment, as discussed below. EBITDA and Adjusted EBITDA should not be considered alternatives to net income (loss), (loss) income from continuing operations before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with GAAP, as those items are used to measure operating performance, liquidity or the ability to service debt obligations. NGL believes that EBITDA provides additional information to investors for evaluating NGL’s ability to make quarterly distributions to NGL’s unitholders and is presented solely as a supplemental measure. NGL believes that Adjusted EBITDA provides additional information to investors for evaluating NGL’s financial performance without regard to NGL’s financing methods, capital structure and historical cost basis. Further, EBITDA and Adjusted EBITDA, as NGL defines them, may not be comparable to EBITDA, Adjusted EBITDA, or similarly titled measures used by other entities.

Other than for NGL’s Refined Products and Renewables segment, for purposes of the Adjusted EBITDA calculation, NGL makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is open, NGL records changes in the fair value of the derivative as an unrealized gain or loss. When a derivative contract matures or is settled, NGL reverses the previously recorded unrealized gain or loss and records a realized gain or loss. NGL does not draw such a distinction between realized and unrealized gains and losses on derivatives of NGL’s Refined Products and Renewables segment. The primary hedging strategy of NGL’s Refined Products and Renewables segment is to hedge against the risk of declines in the value of inventory over the course of the contract cycle, and many of the hedges are six months to one year in duration at inception. The “inventory valuation adjustment” row in the reconciliation table reflects the difference between the market value of the inventory of NGL’s Refined Products and Renewables segment at the balance sheet date and its cost, adjusted for the impact of seasonal market movements related to our base inventory and the related hedge. NGL includes this in Adjusted EBITDA because the unrealized gains and losses associated with derivative contracts associated with the inventory of this segment, which are intended primarily to hedge inventory holding risk and are included in net income, also affect Adjusted EBITDA.

Distributable Cash Flow is defined as Adjusted EBITDA minus maintenance capital expenditures, income tax expense, cash interest expense and other. Maintenance capital expenditures represent capital expenditures necessary to maintain the Partnership’s operating capacity. Distributable Cash Flow is a performance metric used by senior management to compare cash flows generated by the Partnership (excluding growth capital expenditures and prior to the establishment of any retained cash reserves by the Board of Directors) to the cash distributions expected to be paid to unitholders. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. This financial measure also is important to investors as an indicator of whether the Partnership is generating cash flow at a level that can sustain, or support an increase in, quarterly distribution rates. Actual distribution amounts are set by the Board of Directors.

Forward Looking Statements

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. While NGL believes such forward-looking statements are reasonable, NGL cannot assure they will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission. Other factors that could impact any forward-looking statements are those risks described in NGL’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other public filings. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” NGL undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

NGL provides Adjusted EBITDA guidance that does not include certain charges and costs, which in future periods are generally expected to be similar to the kinds of charges and costs excluded from Adjusted EBITDA in prior periods, such as income taxes, interest and other non-operating items, depreciation and amortization, net unrealized gains and losses on derivatives, lower of cost or market adjustments, gains and losses on disposal or impairment of assets, gains and losses on early extinguishment of liabilities, equity-based compensation expense, acquisition expense, revaluation of liabilities and items that are unusual in nature or infrequently occurring. The exclusion of these charges and costs in future periods will have a significant impact on the Partnership’s Adjusted EBITDA, and the Partnership is not able to provide a reconciliation of its Adjusted EBITDA guidance to net income (loss) without unreasonable efforts due to the uncertainty and variability of the nature and amount of these future charges and costs and the Partnership believes that such reconciliation, if possible, would imply a degree of precision that would be potentially confusing or misleading to investors.

About NGL Energy Partners LP

NGL Energy Partners LP is a Delaware limited partnership. NGL owns and operates a vertically integrated energy business with four primary businesses: Crude Oil Logistics, Water Solutions, Liquids, and Refined Products and Renewables. NGL completed its initial public offering in May 2011. For further information, visit the Partnership’s website at www.nglenergypartners.com.

NGL Energy Partners LP
Trey Karlovich, 918-481-1119
Chief Financial Officer and Executive Vice President
Trey.Karlovich@nglep.com

or

Linda Bridges, 918-481-1119
Senior Vice President - Finance and Treasurer
Linda.Bridges@nglep.com

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Consolidated Balance Sheets
(in Thousands, except unit amounts)
(Unaudited)

	March 31,
	2019	2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$18,572	$22,094
Accounts receivable-trade, net of allowance for doubtful accounts of $4,366 and $4,201, respectively	1,162,919	1,026,764
Accounts receivable-affiliates	12,867	4,772
Inventories	463,143	551,303
Prepaid expenses and other current assets	155,172	128,742
Assets held for sale	—	517,604
Total current assets	1,812,673	2,251,279
PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation of $420,362 and $343,345, respectively	1,844,493	1,518,607
GOODWILL	1,145,861	1,204,607
INTANGIBLE ASSETS, net of accumulated amortization of $524,257 and $433,565, respectively	938,335	913,154
INVESTMENTS IN UNCONSOLIDATED ENTITIES	1,127	17,236
LOAN RECEIVABLE-AFFILIATE	—	1,200
OTHER NONCURRENT ASSETS	160,004	245,039
Total assets	$5,902,493	$6,151,122
LIABILITIES AND EQUITY
CURRENT LIABILITIES AND REDEEMABLE NONCONTROLLING INTEREST:
Accounts payable-trade	$964,665	$852,839
Accounts payable-affiliates	28,469	1,254
Accrued expenses and other payables	248,450	223,504
Advance payments received from customers	8,921	8,374
Current maturities of long-term debt	648	646
Liabilities and redeemable noncontrolling interest held for sale	—	42,580
Total current liabilities and redeemable noncontrolling interest	1,251,153	1,129,197
LONG-TERM DEBT, net of debt issuance costs of $12,008 and $20,645, respectively, and current maturities	2,160,133	2,679,740
OTHER NONCURRENT LIABILITIES	63,575	173,514

CLASS A 10.75% CONVERTIBLE PREFERRED UNITS, 19,942,169 and 19,942,169 preferred units issued and outstanding, respectively	149,814	82,576

EQUITY:
General partner, representing a 0.1% interest, 124,633 and 121,594 notional units, respectively	(50,603)	(50,819)
Limited partners, representing a 99.9% interest, 124,508,497 and 121,472,725 common units issued and outstanding, respectively	2,067,197	1,852,495
Class B preferred limited partners, 8,400,000 and 8,400,000 preferred units issued and outstanding, respectively	202,731	202,731
Accumulated other comprehensive loss	(255)	(1,815)
Noncontrolling interests	58,748	83,503
Total equity	2,277,818	2,086,095
Total liabilities and equity	$5,902,493	$6,151,122

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Consolidated Statements of Operations
(in Thousands, except unit and per unit amounts)
(Unaudited)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2019	2018	2019	2018
REVENUES:
Crude Oil Logistics	$741,571	$733,131	$3,136,635	$2,260,075
Water Solutions	70,319	67,116	301,686	229,139
Liquids	655,269	751,201	2,415,041	2,215,985
Refined Products and Renewables	3,673,564	3,394,206	18,162,183	12,200,923
Other	296	478	1,362	1,174
Total Revenues	5,141,019	4,946,132	24,016,907	16,907,296
COST OF SALES:
Crude Oil Logistics	676,259	690,236	2,902,656	2,113,747
Water Solutions	6,522	6,326	(10,787)	19,345
Liquids	609,063	724,375	2,277,709	2,128,522
Refined Products and Renewables	3,672,558	3,369,488	18,113,410	12,150,497
Other	448	219	1,929	530
Total Cost of Sales	4,964,850	4,790,644	23,284,917	16,412,641
OPERATING COSTS AND EXPENSES:
Operating	61,221	54,300	240,684	201,068
General and administrative	20,996	28,190	107,534	98,129
Depreciation and amortization	54,631	50,798	212,860	209,020
(Gain) loss on disposal or impairment of assets, net	(36,781)	(3,858)	34,296	(17,104)
Revaluation of liabilities	(6,173)	15,116	(5,373)	20,716
Operating Income (Loss)	82,275	10,942	141,989	(17,174)
OTHER INCOME (EXPENSE):
Equity in earnings of unconsolidated entities	158	862	2,533	7,539
Interest expense	(37,949)	(48,230)	(164,726)	(199,148)
Loss on early extinguishment of liabilities, net	(2,120)	(722)	(12,340)	(23,201)
Other income (expense), net	1,060	1,702	(29,946)	6,953
Income (Loss) From Continuing Operations Before Income Taxes	43,424	(35,446)	(62,490)	(225,031)
INCOME TAX BENEFIT (EXPENSE)	1,088	(485)	(1,234)	(1,354)
Income (Loss) From Continuing Operations	44,512	(35,931)	(63,724)	(226,385)
(Loss) Income From Discontinued Operations, net of Tax	(1,295)	146,843	403,119	156,780
Net Income (Loss)	43,217	110,912	339,395	(69,605)
LESS: NET LOSS (INCOME) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	19,036	(19)	20,206	(240)
LESS: NET (INCOME) LOSS ATTRIBUTABLE TO REDEEMABLE NONCONTROLLING INTERESTS	—	(1,291)	446	(1,030)
NET INCOME (LOSS) ATTRIBUTABLE TO NGL ENERGY PARTNERS LP	$62,253	$109,602	$360,047	$(70,875)

NET INCOME (LOSS) FROM CONTINUING OPERATIONS ALLOCATED TO COMMON UNITHOLDERS	$25,433	$(53,628)	$(155,437)	$(286,521)
NET (LOSS) INCOME FROM DISCONTINUED OPERATIONS ALLOCATED TO COMMON UNITHOLDERS	$(1,294)	$145,408	$403,161	$155,595
NET INCOME (LOSS) ALLOCATED TO COMMON UNITHOLDERS	$24,139	$91,780	$247,724	$(130,926)
BASIC INCOME (LOSS) PER COMMON UNIT
Income (Loss) From Continuing Operations	$0.21	$(0.44)	$(1.26)	$(2.37)
(Loss) Income From Discontinued Operations, net of Tax	$(0.01)	$1.20	$3.28	$1.29
Net Income (Loss)	$0.20	$0.76	$2.01	$(1.08)
DILUTED INCOME (LOSS) PER COMMON UNIT
Income (Loss) From Continuing Operations	$0.20	$(0.28)	$(1.26)	$(2.37)
(Loss) Income From Discontinued Operations, net of Tax	$(0.01)	$0.99	$3.28	$1.29
Net Income (Loss)	$0.19	$0.71	$2.01	$(1.08)
BASIC WEIGHTED AVERAGE COMMON UNITS OUTSTANDING	124,262,014	121,271,959	123,017,064	120,991,340
DILUTED WEIGHTED AVERAGE COMMON UNITS OUTSTANDING	126,926,589	146,868,349	123,017,064	120,991,340

EBITDA, ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW RECONCILIATION
(Unaudited)

The following table reconciles NGL’s net income (loss) to NGL’s EBITDA, Adjusted EBITDA and Distributable Cash Flow:

	Three Months Ended		Year Ended
	March 31,		March 31,
	2019	2018	2019	2018
	(in thousands)
Net income (loss)	$43,217	$110,912	$339,395	$(69,605)
Less: Net loss (income) attributable to noncontrolling interests	19,036	(19)	20,206	(240)
Less: Net (income) loss attributable to redeemable noncontrolling interests	—	(1,291)	446	(1,030)
Net income (loss) attributable to NGL Energy Partners LP	62,253	109,602	360,047	(70,875)
Interest expense	37,949	48,356	164,879	199,747
Income tax expense	(232)	524	2,222	1,458
Depreciation and amortization	55,312	62,011	224,547	266,525
EBITDA	155,282	220,493	751,695	396,855
Net unrealized losses (gains) on derivatives	13,553	(968)	(17,296)	15,883
Inventory valuation adjustment (1)	55,294	4,594	(5,203)	11,033
Lower of cost or market adjustments	(45,090)	102	2,695	399
Gain on disposal or impairment of assets, net	(55,629)	(94,072)	(393,554)	(105,313)
Loss on early extinguishment of liabilities, net	2,120	722	12,340	23,201
Equity-based compensation expense (2)	8,792	8,127	41,367	35,241
Acquisition expense (3)	510	131	9,780	263
Revaluation of liabilities (4)	(6,173)	15,007	(5,373)	20,607
Gavilon legal matter settlement (5)	—	—	34,788	—
Other (6)	3,509	1,785	9,203	10,081
Adjusted EBITDA	132,168	155,921	440,442	408,250
Less: Cash interest expense (7)	35,836	45,785	155,490	188,543
Less: Income tax (benefit) expense	(232)	524	2,222	1,458
Less: Maintenance capital expenditures	11,967	11,036	49,177	37,713
Less: Other (8)	—	—	546	549
Distributable Cash Flow	$84,597	$98,576	$233,007	$179,987

(1)
Amount reflects the difference between the market value of the inventory of NGL’s Refined Products and Renewables segment at the balance sheet date and its cost, adjusted for the impact of seasonal market movements related to our base inventory and the related hedge. See “Non-GAAP Financial Measures” section above for a further discussion.

(2)
Equity-based compensation expense in the table above may differ from equity-based compensation expense reported in the footnotes to our consolidated financial statements included in the Partnership’s Annual Report on Form 10-K for the year ended March 31, 2019. Amounts reported in the table above include expense accruals for bonuses expected to be paid in common units, whereas the amounts reported in the footnotes to our consolidated financial statements only include expenses associated with equity-based awards that have been formally granted.

(3)
Amounts represent expenses we incurred related to legal and advisory costs associated with acquisitions, including amounts accrued related to the LCT Capital, LLC legal matter (as discussed in the footnotes to our consolidated financial statements included in the Partnership’s Annual Report on Form 10-K for the year ended March 31, 2019), partially offset by reimbursement for certain legal costs incurred in prior periods.

(4)
Amounts represent the non-cash valuation adjustment of contingent consideration liabilities, offset by the cash payments, related to royalty agreements acquired as part of acquisitions in our Water Solutions segment.

(5)
Represents the accrual for the estimated cost of the settlement of the Gavilon legal matter (see the footnotes to our consolidated financial statements included in the Partnership’s Annual Report on Form 10-K for the year ended March 31, 2019). We have excluded this amount from Adjusted EBITDA as it relates to transactions that occurred prior to our acquisition of Gavilon LLC in December 2013.

(6)
Amounts for the quarter and year ended March 31, 2019 represent non-cash operating expenses related to our Grand Mesa Pipeline, unrealized losses on marketable securities and accretion expense for asset retirement obligations. The amount for the quarter ended March 31, 2018 represents non-cash operating expenses related to our Grand Mesa Pipeline and accretion expense for asset retirement obligations. The amount for the year ended March 31, 2018 represents non-cash operating expenses related to our Grand Mesa Pipeline, an adjustment to inventory related to prior periods and accretion expense for asset retirement obligations.

(7)	Amount represents interest expense payable in cash for the period presented, excluding changes in the accrued interest balance.

(8)	Amount represents cash paid to settle asset retirement obligations.

ADJUSTED EBITDA RECONCILIATION BY SEGMENT

	Three Months Ended March 31, 2019
	Crude Oil Logistics	Water Solutions	Liquids	Refined Products and Renewables	Corporate and Other	Discontinued Operations	Consolidated
	(in thousands)
Operating income (loss)	$29,315	$113,049	$(37,823)	$(5,736)	$(16,530)	$—	$82,275
Depreciation and amortization	17,679	28,950	6,658	556	788	—	54,631
Amortization recorded to cost of sales	—	—	37	1,348	—	—	1,385
Net unrealized losses (gains) on derivatives	10,170	7,695	(4,312)	—	—	—	13,553
Inventory valuation adjustment	—	—	—	55,294	—	—	55,294
Lower of cost or market adjustments	(11,446)	—	1,508	(35,152)	—	—	(45,090)
Loss (gain) on disposal or impairment of assets, net	2,238	(105,238)	66,219	—	—	—	(36,781)
Equity-based compensation expense	—	—	—	—	8,792	—	8,792
Acquisition expense	—	31	—	—	480	—	511
Other (expense) income, net	(5)	1,503	5	8	(451)	—	1,060
Adjusted EBITDA attributable to unconsolidated entities	—	182	6	(1)	—	—	187
Adjusted EBITDA attributable to noncontrolling interest	—	(47)	(536)	—	—	—	(583)
Revaluation of liabilities	—	(6,173)	—	—	—	—	(6,173)
Other	3,298	132	17	62	—	—	3,509
Discontinued operations	—	—	—	—	—	(402)	(402)
Adjusted EBITDA	$51,249	$40,084	$31,779	$16,379	$(6,921)	$(402)	$132,168

	Three Months Ended March 31, 2018
	Crude Oil Logistics	Water Solutions	Liquids	Refined Products and Renewables	Corporate and Other	Discontinued Operations	Consolidated
	(in thousands)
Operating income (loss)	$11,072	$(14,156)	$11,476	$25,993	$(23,443)	$—	$10,942
Depreciation and amortization	18,502	24,776	6,219	323	978	—	50,798
Amortization recorded to cost of sales	84	—	71	1,348	—	—	1,503
Net unrealized losses (gains) on derivatives	293	2,168	(3,340)	—	—	—	(879)
Inventory valuation adjustment	—	—	—	4,594	—	—	4,594
Lower of cost or market adjustments	—	—	504	(402)	—	—	102
(Gain) loss on disposal or impairment of assets, net	(103)	3,749	1	(7,513)	8	—	(3,858)
Equity-based compensation expense	—	—	—	—	8,127	—	8,127
Acquisition expense	—	—	—	—	131	—	131
Other income, net	436	1	5	118	1,142	—	1,702
Adjusted EBITDA attributable to unconsolidated entities	—	154	—	1,183	—	—	1,337
Adjusted EBITDA attributable to noncontrolling interest	—	(118)	—	—	—	—	(118)
Revaluation of liabilities	—	15,007	—	—	—	—	15,007
Other	1,620	185	21	—	—	—	1,826
Discontinued operations	—	—	—	—	—	64,707	64,707
Adjusted EBITDA	$31,904	$31,766	$14,957	$25,644	$(13,057)	$64,707	$155,921

	Year Ended March 31, 2019
	Crude Oil Logistics	Water Solutions	Liquids	Refined Products and Renewables	Corporate and Other	Discontinued Operations	Consolidated
	(in thousands)
Operating (loss) income	$(7,379)	$210,525	$(2,910)	$27,459	$(85,706)	$—	$141,989
Depreciation and amortization	74,165	108,162	25,997	1,518	3,018	—	212,860
Amortization recorded to cost of sales	80	—	147	5,392	—	—	5,619
Net unrealized gains on derivatives	(1,725)	(15,521)	(129)	—	—	—	(17,375)
Inventory valuation adjustment	—	—	—	(5,203)	—	—	(5,203)
Lower of cost or market adjustments	—	—	1,004	1,691	—	—	2,695
Loss (gain) on disposal or impairment of assets, net	107,424	(138,204)	67,213	(3,026)	889	—	34,296
Equity-based compensation expense	—	—	—	—	41,367	—	41,367
Acquisition expense	—	3,490	161	—	6,176	—	9,827
Other income (expense), net	21	(1)	68	74	(30,108)	—	(29,946)
Adjusted EBITDA attributable to unconsolidated entities	—	2,396	6	475	—	—	2,877
Adjusted EBITDA attributable to noncontrolling interest	—	(166)	(1,481)	—	—	—	(1,647)
Revaluation of liabilities	—	(5,373)	—	—	—	—	(5,373)
Gavilon legal matter settlement	—	—	—	—	34,788	—	34,788
Other	8,274	436	66	427	—	—	9,203
Discontinued operations	—	—	—	—	—	4,465	4,465
Adjusted EBITDA	$180,860	$165,744	$90,142	$28,807	$(29,576)	$4,465	$440,442

	Year Ended March 31, 2018
	Crude Oil Logistics	Water Solutions	Liquids	Refined Products and Renewables	Corporate and Other	Discontinued Operations	Consolidated
	(in thousands)
Operating income (loss)	$122,904	$(24,231)	$(93,113)	$56,740	$(79,474)	$—	$(17,174)
Depreciation and amortization	80,387	98,623	24,937	1,294	3,779	—	209,020
Amortization recorded to cost of sales	338	—	282	5,479	—	—	6,099
Net unrealized losses (gains) on derivatives	2,766	13,694	(577)	—	—	—	15,883
Inventory valuation adjustment	—	—	—	11,033	—	—	11,033
Lower of cost or market adjustments	—	—	504	(105)	—	—	399
(Gain) loss on disposal or impairment of assets, net	(111,393)	6,863	117,516	(30,098)	8	—	(17,104)
Equity-based compensation expense	—	—	—	—	35,241	—	35,241
Acquisition expense	—	—	—	—	263	—	263
Other income, net	535	211	105	604	5,498	—	6,953
Adjusted EBITDA attributable to unconsolidated entities	11,507	579	—	4,308	—	—	16,394
Adjusted EBITDA attributable to noncontrolling interest	—	(737)	—	—	—	—	(737)
Revaluation of liabilities	—	20,607	—	—	—	—	20,607
Other	10,617	461	85	—	—	—	11,163
Discontinued operations	—	—	—	—	—	110,210	110,210
Adjusted EBITDA	$117,661	$116,070	$49,739	$49,255	$(34,685)	$110,210	$408,250

OPERATIONAL DATA
(Unaudited)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2019	2018	2019	2018
	(in thousands, except per day amounts)
Crude Oil Logistics:
Crude oil sold (barrels)	12,917	11,038	48,366	39,626
Crude oil transported on owned pipelines (barrels)	11,179	9,278	42,564	33,454
Crude oil storage capacity - owned and leased (barrels) (1)			5,232	6,159
Crude oil inventory (barrels) (1)			827	1,219

Water Solutions:
Wastewater processed (barrels per day)
Permian Basin	435,562	317,480	461,456	289,360
Eagle Ford Basin	250,735	257,148	270,849	235,713
DJ Basin	164,159	112,594	161,010	113,771
Other Basins	9,767	73,300	53,799	68,466
Total	860,223	760,522	947,114	707,310
Solids processed (barrels per day)	7,654	6,594	6,957	5,662
Skim oil sold (barrels per day)	3,723	4,071	3,567	3,210

Liquids:
Propane sold (gallons)	454,585	479,454	1,383,986	1,361,173
Butane sold (gallons)	164,628	136,310	610,968	544,750
Other products sold (gallons)	126,469	103,649	498,751	400,405
Liquids storage capacity - owned and leased (gallons) (1)			397,343	438,968
Propane inventory (gallons) (1)			44,757	48,928
Butane inventory (gallons) (1)			21,677	15,385
Other products inventory (gallons) (1)			9,158	5,822

Refined Products and Renewables:
Gasoline sold (barrels)	42,788	30,550	173,475	108,427
Diesel sold (barrels)	13,897	12,228	53,662	56,020
Ethanol sold (barrels)	796	546	2,553	3,438
Biodiesel sold (barrels)	176	407	991	2,079
Refined Products and Renewables storage capacity - leased (barrels) (1)			9,745	9,911
Gasoline inventory (barrels) (1)			2,807	3,367
Diesel inventory (barrels) (1)			1,258	1,419
Ethanol inventory (barrels) (1)			1,640	701
Biodiesel inventory (barrels) (1)			310	261

(1)	Information is presented as of March 31, 2019 and March 31, 2018, respectively, in the year-to-date columns above.